Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Company Contact:
Tim Clemensen,	Sarah Jarvis
Rubenstein Investor Relations	Aftersoft Group, Inc.
Phone: (212) 843-9337	Phone: +44 124 489 3283
email:tclemensen@rubensteinir.com	email:sjarvis@aftersoftgroup.com

Aftersoft Group, Inc. Appoints Mr. William Austin Lewis IV to its Board

NEW YORK--(PRNewswire)—February 2, 2009 — Aftersoft Group, Inc. (OTCBB: ASFG), a major supplier of business and ERP supply chain management solutions to automotive parts and tires, distributors, jobbers, retailers and installers announced today that it has appointed Mr. William Austin Lewis IV as a member of its Board of Directors. Mr. Lewis will also serve on the Audit Committee, Compensation Committee and Nominating Committee of Aftersoft’s Board of Directors.

Ian Warwick, Chairman and CEO of Aftersoft Group commented, “I am pleased to welcome Austin Lewis to our Board.  His capital markets background and his understanding of software companies and the automotive industry will be an asset to our Company as we move forward with our business plan, particularly in the US.”

Mr. Lewis has served as Chief Executive Officer of Lewis Asset Management Corporation, an investment management company he founded, where he is also the Portfolio and Chief Investment Officer of the Lewis Opportunity Fund, one of the funds under management.  Prior to founding Lewis Asset Management, Mr. Lewis held a variety of positions with investment firms, including Puglisi & Co., Thompson Davis & Co., and Branch Cabell & Company.  Mr. Lewis holds a Bachelor of Science in Finance and a Bachelor of Science in Financial Economics from James Madison University.

Mr. Lewis commented “I am looking forward to serving on the Aftersoft board.  The Company is poised to take advantage of the changing dynamics in the US automotive and aftermarket industries in the wake of the current economic environment.”

About Aftersoft Group, Inc.
Aftersoft Group, Inc. (OTC Bulletin Board: ASFG.OB) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. Aftersoft Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit www.aftersoftgroup.com.

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.